--------------------------



                                                      --------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. )


                              Trico Marine Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   896106200
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 13, 2009
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------

CUSIP No.   896106200
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Investcorp Investment Advisers Limited*

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,314,126

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,314,126

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,314,126

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.72%

12.  TYPE OF REPORTING PERSON

     OO

* Investcorp Investment Advisers Limited ("IIAL"), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, serves as investment manager to Investcorp Silverback Arbitrage Master Fund Limited and certain other private investment vehicles. In its capacity as investment manager of Investcorp Silverback Arbitrage Master Fund Limited, IIAL possesses investment and/or voting power over the securities held by such private investment vehicles, including the securities of the Issuer described in this Schedule 13G that are owned by such private investment vehicles, including Investcorp Silverback Arbitrage Master Fund Limited, and may be deemed to be the beneficial owner of the securities held by such private investment vehicles, including the securities of the Issuer described in this Schedule 13G that are owned by such private investment vehicles, including Investcorp Silverback Arbitrage Master Fund Limited. However, all securities reported on this Schedule 13G are owned by such private investment vehicles, including Investcorp Silverback Arbitrage Master Fund Limited. IIAL disclaims beneficial ownership of the securities reported in this Schedule 13G, and the filing of this Schedule 13G shall not be construed as an admission that IIAL is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities reported in this Schedule 13G.

CUSIP No.   896106200
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Silverback Asset Management, LLC*

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,314,126

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,314,126

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,314,126

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.72%

12.  TYPE OF REPORTING PERSON

     OO

* Silverback Asset Management, LLC ("SAM") serves as investment sub-adviser to Investcorp Silverback Arbitrage Master Fund Limited and certain other private investment vehicles. In its capacity as investment sub-adviser of such private investment vehicles, including Investcorp Silverback Arbitrage Master Fund Limited, SAM may be deemed to be the beneficial owner of securities held by each such private investment vehicle. SAM disclaims beneficial ownership of the securities reported in this Schedule 13G, except to the extent of its pecuniary interest therein, and the filing of this Schedule 13G shall not be construed as an admission that SAM is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities reported in this Schedule 13G, except to the extent of its pecuniary interest therein.

CUSIP No.   896106200
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Investcorp Silverback Arbitrage Master Fund Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,553,797

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,553,797

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,553,797

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.46%

12.  TYPE OF REPORTING PERSON

     CO

CUSIP No.    896106200
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Elliot Bossen

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,314,126

7.   SOLE DISPOSITIVE POWER

     0
0
8.   SHARED DISPOSITIVE POWER

     2,314,126

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,314,126

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.72%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

CUSIP No.    896106200
            ---------------------

Item 1(a).  Name of Issuer:

            Trico Marine Services, Inc.
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            10001 Woodloch Forest Drive, Suite 610
            The Woodlands, Texas 77380
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Investcorp Investment Advisers Limited
            Silverback Asset Management, LLC
            Investcorp Silverback Arbitrage Master Fund Limited
            Elliot Bossen
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            Investcorp Investment Advisers Limited
            Investcorp House, P.O. Box 5340
            Manama, Kingdom of Bahrain

            Silverback Asset Management, LLC
            1414 Raleigh Road
            Suite 250
            Chapel Hill, NC  27517

            Investcorp Silverback Arbitrage Master Fund Limited
            c/o Paget-Brown Trust Company Limited
            West Wind Building, Harbour Drive, P.O. Box 1111
            George Town, Grand Cayman, Cayman Islands

            Elliot Bossen
            c/o Silverback Asset Management, LLC
            1414 Raleigh Road
            Suite 250
            Chapel Hill, NC  27517
            --------------------------------------------------------------------

      (c).  Citizenship:

            Investcorp Investment Advisers Limited - Cayman Islands
            Silverback Asset Management, LLC - Delaware
            Investcorp Silverback Arbitrage Master Fund Limited - Cayman Islands Elliot Bossen - United States of America
            --------------------------------------------------------------------


      (d).  Title of Class of Securities:

            Common Stock, $0.01 par value
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            896106200
            --------------------------------------------------------------------


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

           Investcorp Investment Advisers Limited - 2,314,126
           Silverback Asset Management, LLC - 2,314,126
           Investcorp Silverback Arbitrage Master Fund Limited - 1,553,797 Elliot Bossen - 2,314,126
           ---------------------------------------------------------------------


     (b)  Percent of class:

           Investcorp Investment Advisers Limited - 10.72
           Silverback Asset Management, LLC - 10.72
           Investcorp Silverback Arbitrage Master Fund Limited - 7.46
           Elliot Bossen - 10.72
           ---------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                Investcorp Investment Advisers Limited - 0
                Silverback Asset Management, LLC - 0
                Investcorp Silverback Arbitrage Master Fund Limited - 0
                Elliot Bossen - 0
                ----------------------------------------------------------------

          (ii)  Shared power to vote or to direct the vote

                Investcorp Investment Advisers Limited - 2,314,126
                Silverback Asset Management, LLC - 2,314,126
                Investcorp Silverback Arbitrage Master Fund Limited - 1,553,797 Elliot Bossen - 2,314,126
                ----------------------------------------------------------------

          (iii) Sole power to dispose or to direct the disposition of

                Investcorp Investment Advisers Limited - 0
                Silverback Asset Management, LLC - 0
                Investcorp Silverback Arbitrage Master Fund Limited - 0
                Elliot Bossen - 0
                ----------------------------------------------------------------

          (iv)  Shared power to dispose or to direct the disposition of

                Investcorp Investment Advisers Limited - 2,314,126
                Silverback Asset Management, LLC - 2,314,126
                Investcorp Silverback Arbitrage Master Fund Limited - 1,553,797 Elliot Bossen - 2,314,126
                ----------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

            N/A
         -----------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

            N/A
         -----------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to Sec.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Sec.240.13d-1(c) or Sec.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

            N/A
         -----------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

            N/A
         -----------------------------------------------------------------------

Item 10.  Certification.


          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                                  June 16, 2009
                                        ----------------------------------------
                                                        (Date)


                                          INVESTCORP INVESTMENT ADVISERS LIMITED
                                          By: /s/ Mufeed Rajab
                                             ------------------------------
                                          Name: Mufeed Rajab
                                          Title: Director

                                          SILVERBACK ASSET MANAGEMENT, LLC*

                                          By: /s/ Elliot Bossen
                                             ------------------------------
                                          Name: Elliot Bossen
                                          Title: Managing Member

                                          INVESTCORP SILVERBACK ARBITRAGE
                                          MASTER FUND LIMITED*

                                          By: /s/ Elliot Bossen
                                             ------------------------------
                                          Name: Elliot Bossen
                                          Title: Managing Member of its
                                          Investment Manager

                                          /s/ Elliot Bossen *
                                          ---------------------------------
                                          ELLIOT BOSSEN


* These Reporting Persons disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

Exhibit A
---------
                                    AGREEMENT
                                    ---------

      The undersigned agree that this Schedule 13G dated June 16, 2009 relating to the Common Stock, $0.01 par value of Trico Marine Services, Inc. shall be filed on behalf of the undersigned.


                                          INVESTCORP INVESTMENT ADVISERS LIMITED
                                          By: /s/ Mufeed Rajab
                                             ------------------------------
                                          Name: Mufeed Rajab
                                          Title: Director

                                          SILVERBACK ASSET MANAGEMENT, LLC*

                                          By: /s/ Elliot Bossen
                                             ------------------------------
                                          Name: Elliot Bossen
                                          Title: Managing Member

                                          INVESTCORP SILVERBACK ARBITRAGE
                                          MASTER FUND LIMITED*

                                          By: /s/ Elliot Bossen
                                             ------------------------------
                                          Name: Elliot Bossen
                                          Title: Managing Member of its
                                          Investment Manager

                                          /s/ Elliot Bossen *
                                          ---------------------------------
                                          ELLIOT BOSSEN



SK 04098 0012 1004336